The Company promises to pay the prepayment premium amounts in the circumstances and on the terms set forth in Sections 2.5 and 2.6 of the Loan Agreement.
                                     --------------------

The Company promises to pay interest, to the extent permitted by law, on the principal balance of this Convertible Debenture at the rates per annum and on the terms specified in Sections 2.3 and 2.4 of the Loan Agreement.
                           -------------       ---

The Company agrees to make mandatory prepayment of the principal amount outstanding and any accrued but unpaid interest to the Lender in accordance with
Section  2.5  of  the  Loan  Agreement.
------------

The  Company  agrees  to  make payments due hereunder without deduction for tax, pursuant  to  the  terms  of  Sections  2.9  and  2.11  of  the  Loan Agreement.
                              -------------       ----

All payments of the principal of and premium and interest on this Convertible Debenture shall be made in the lawful currency of the United States of America, by transfer of immediately available funds into a bank account designated by the Lender in writing to the Company.

The Company agrees to pay, upon demand, all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of legal counsel to the Lender) associated with the waiver, enforcement or modification of the Loan Agreement or this Convertible Debenture.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Convertible Debenture is the Convertible Debenture referred to in the Loan Agreement, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, and for the amendment or waiver of certain provisions of the Loan Agreement and this Convertible Debenture, all upon the terms and conditions therein specified. In the event of any conflict between the provisions of this Note and the Loan Agreement, the provisions of the Loan Agreement shall govern.

THIS CONVERTIBLE DEBENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                            *     *     *     *     *

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be signed on its behalf by its duly authorized directors and to be dated as of the day and year first above written.


VI  Group  plc



By:     _____________________________
Name:  Elliot  I.  Miller
Title:  Deputy  Chairman



By:     _____________________________
Name:
Title: